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                                                                    Exhibit 10.1



                                    AGREEMENT

         AGREEMENT made on June 28, 2002 between THE SPORTSMAN'S GUIDE, INC., a Minnesota corporation (the "Company") and GARY OLEN ("Olen") under the following circumstances:

         A. The Company has used Olen's name, picture and likeness in its business pursuant to an Agreement dated July 1, 1992 between the Company and Olen (the "Original Agreement").

         B. The Company desires to obtain the exclusive right to use Olen's name, image and likeness in connection with its business and retain Olen to provide services, and Olen is willing to license such rights and provide such services, on the terms and conditions stated herein.

         In consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

         1. License of Publicity Rights. Olen hereby grants to the Company, for the term of this Agreement, the exclusive right and license to use his name, signature, picture, voice, image, persona and likeness (the "Publicity Rights") in connection with the promotion and sale of clothing and accessories, footwear, hunting and shooting accessories, camping and outdoor recreation products, optics, electronics, personal accessories, furniture, novelty and collectibles, military surplus, sporting goods, home and garden products, tools, automotive products, fishing, archery, marine and hiking products, and other consumer products (the "Market"), in all media and formats, worldwide.

         2. Services. During the term of this Agreement, Olen shall (i) make himself available at the Company's photo studio on dates designated by the Company to be photographed for the Company's catalogs, (ii) make himself available at additional times and places which are mutually convenient to be photographed, filmed, videotaped and recorded, and to participate in other advertising and promotional activities, in connection with the Company's business as the Company may from time to time request and (iii) be available to consult with and advise the senior management of the Company during normal business hours when and as requested by the Company. Olen shall provide these services as a full-time employee of the Company.

         3. Term. This Agreement shall commence on July 1, 2002, shall continue for a term of five years, and shall automatically renew for additional one-year terms unless either party gives written notice of nonrenewal at least one year prior to expiration of the original term or any renewal term, or unless earlier terminated as provided herein.
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         4. Compensation.

            (a) The Company shall pay Olen $50,000 per year for the rights granted, services provided and covenants made under this Agreement, payable in accordance with the Company's customary payroll policies. On July 1 of each year beginning 2003, Olen's annual compensation shall be adjusted in proportion to changes in the cost of living as evidenced by changes in the Consumer Price Index, All Urban Consumers, of the U.S. Bureau of Labor Statistics, or successor index.

            (b) During the term of this Agreement, Olen shall be entitled to (i) participate in, under the same terms offered to executive officers, medical insurance, dental insurance, disability insurance and life insurance programs then in effect for executive officers of the Company, (ii) purchase merchandise from the Company at executive pricing and (iii) reimbursement for ordinary and necessary business expenses reasonably incurred by Olen in performing services hereunder which have been pre-approved by the Company.

         5. Restrictive Covenants.

            (a) During the term of this Agreement, Olen shall not use or license his name, signature, picture, voice, image, persona or likeness for use by any third party in connection with (i) the design, manufacture, marketing, sale or distribution, at wholesale or retail, of products which are the same as or similar to products offered for sale by the Company or (ii) any product, service, business or activity detrimental to the Company, its business, reputation or interests.

            (b) During the term of this Agreement, Olen shall not engage, directly or indirectly, individually or as agent, employee, consultant, officer, director, shareholder, partner, member or otherwise in any business activity competitive with the business of the Company.

            (c) Notwithstanding Olen's covenants in Sections 5(a) and 5(b), Olen may engage in the design, manufacture and wholesale distribution of products which are the same as or similar to the products offered for sale by the Company.

         6. Waiver and Release. Olen hereby waives all rights and releases the Company, its employees, agents, licensees and assigns from, and shall not sue nor bring any proceeding against any such persons for, any claim or cause of action for defamation, invasion of right to privacy, publicity, personality or similar matter, based upon or relating to the use and exploitation of the Publicity Rights.

         7. Representations and Warranties.

            (a) Olen represents and warrants that (i) he has full right, title and interest in the Publicity Rights; (ii) he has full right and power to enter into this Agreement and to fully perform all of his obligations hereunder; (iii) the Publicity Rights are free and clear of any claims, liens or rights of third parties; (iv) there are no other agreements, written or oral, with any third party in conflict with this Agreement; and (v) there are no claims, litigation or other


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proceedings pending or threatened which would adversely affect any Publicity
Rights or the Company's rights under this Agreement.

            (b) The Company represents and warrants that it has full right and power to enter into this Agreement and to fully perform all of its obligations hereunder.

         8. Indemnification. Each party shall indemnify and hold the other harmless from and against any claims, demands, actions or proceedings which may be threatened or instituted by any person against the Company or Olen which are in any way related to or in connection with the representations and warranties set forth in this Agreement.

         9. Infringement.

            (a) Olen shall defend, indemnify and hold harmless the Company with respect to any claim, demand, cause of action, debt or liability (a "Claim"), including reasonable attorneys' fees and expenses, to the extent the Claim is based upon a claim that the Publicity Rights in the Market infringe or violate any patents, trademarks, copyrights, trade secrets, license or other property right of any third party or any right of privacy, publicity or contract right. The Company may, at its own expense, assist in or take control of the defense and any settlement negotiations with respect to any Claim. The Company shall promptly notify Olen of any claim which the Company believes falls within the scope of this section. Olen will not settle any Claim without the Company's prior written consent.

            (b) The Company shall have the right, in its sole discretion, to institute and prosecute all legal action against third parties for infringement of the Publicity Rights. Any such legal action shall be prosecuted at the cost and expense of the Company and all sums recovered in any such legal action, whether by judgment, settlement or otherwise, shall accrue to the Company. Upon request of the Company, Olen shall execute all documents, testify and otherwise fully cooperate in the prosecution of any such legal action. The Company will reimburse Olen for the reasonable expenses incurred by him as a result of such cooperation.

         10. Early Termination.

            (a) Either party may terminate this Agreement upon 30 days written notice to the other party in the event of a breach of a material provision of this Agreement by the other party, provided that, during the 30-day period, the breaching party fails to cure the breach.

            (b) The Company may terminate this Agreement immediately in the event Olen engages in (i) conduct resulting in his indictment or conviction of a crime which constitutes (A) a felony or (B) a misdemeanor involving moral turpitude or (ii) any other conduct or activity, public or private, involving moral turpitude or which, in the Company's judgment, has or may reasonably be expected to have a material adverse effect on, or be detrimental to, the Company, its business, reputation or interests.

         11. Rights Upon Early Termination.


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            (a) Upon termination of this Agreement by Olen pursuant to Section
10(a) all rights granted to the Company to use the Publicity Rights shall terminate.

            (b) Upon termination of this Agreement by the Company pursuant to
Section 10(a) or 10(b), (i) the Company shall have no further obligation to pay Olen compensation under this Agreement and (ii) the Company shall be entitled to use the Publicity Rights in the Market for one year.

         12. Postmortem Rights. The Company's right and license to use the Publicity Rights shall survive Olen's death. Upon the death of Olen during the term of this Agreement, this Agreement shall continue in effect and the Company shall pay the compensation provided in Section 3(a) to Olen's estate, heirs or legal representatives.

         13. Miscellaneous.

            (a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes and cancels all prior agreements, promises, proposals, representations, understandings and negotiations between the parties in connection therewith including, without limitation, the Original Agreement.

            (b) Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, successors and assigns. This Agreement is personal to Olen and he may not delegate his duties or assign his rights hereunder without the prior written consent of the Company.

            (c) Notices. All notices hereunder shall be in writing and delivered personally, or by overnight courier service or mailed by certified or registered mail, return receipt, postage prepaid, to the party at the address set forth below, or at such other address as the party may have given by previous notice.

                The Company:                 The Sportsman's Guide, Inc.
                                             411 Farwell Avenue
                                             South St. Paul, MN  55075

                Olen:                        Gary Olen
                                             4115 Havenhill Circle
                                             Eagan, MN  55123-1661

            (d) Modification. No modification, amendment or waiver of any provision of this Agreement shall be effective unless evidenced by a written instrument duly signed by both parties.

            (e) Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition nor shall any waiver or relinquishment of any right or power hereunder at


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any one time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

            (f) Severability. The provisions of this Agreement are severable. If any provision is deemed invalid or unenforceable under applicable law, such provision shall be modified to the extent necessary to render it valid and enforceable without affecting the other provisions of this Agreement which shall continue in full force and effect.

            (g) Captions. The captions of the various sections of this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

            (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

            IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                         THE SPORTSMAN'S GUIDE, INC.



                                         By:  /s/ Gregory R. Binkley
                                         ---------------------------
                                         Gregory R. Binkley
                                              President/CEO

                                         GARY OLEN



                                         /s/ Gary Olen
                                         -------------
                                         Gary Olen




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